Exhibit 99.6

Date: August 21, 2025

Altech Digital Co., Ltd.

Units 608-61

Level 6, Core C, Cyberport 3

100 Cyberport Road, Pok Fu Lam

Hong Kong

Dear Sirs,

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I, hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Altech Digital Co., Ltd. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become an independent director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Sze Ho, CHAN
Name:	Sze Ho, CHAN